Exhibit 99.1

ACTION PRODUCTS ISSUES LETTER TO SHAREHOLDERS

Letter Outlines Operational Improvements and Plans for Year Ahead

ORLANDO, Fla. – (MARKET WIRE) – March 17, 2008 – Action Products International Inc. (NASDAQ-CM: APII), the global manufacturer and distributor of brand-focused educational toys and products, has issued the following letter from the company’s Chairman and CEO Ron Kaplan:

Dear Fellow Shareholders:

With many recent company events we would like to take a moment to update you on our progress.

Operationally Action Products is currently in the midst of a turnaround. Management has launched several new corporate initiatives designed to re-brand the company as the toy industry’s leading manufacturer of safe, fun, and educational products for children. This realignment of resources and capital is expected to have long-lasting effects on our ability to react expeditiously to consumer preferences and cultivate a culture tailored to our customers and shareholders. The following points highlight some key events from 2007 and our outlook for 2008:

Senior Management and Advisory Team

With the help of outside consultants, bringing expertise in operations, organizational analysis and development, we have strategically recruited both a new chief financial officer and a vice president of marketing and sales. These two additions have already reshaped our management team and will allow us to operate as a more cohesive unit focused on implementation of new operational efficiencies during 2008. It is my expectation that the reengineering of our management will be a cornerstone of operational growth initiatives.

In addition to the analysis and strengthening of our management team, we are expanding our sales force, to yield increases in our customer base, as our market focus widens to increase our distribution with specialty chains in the global marketplace. In the coming year, we expect to selectively add additional top-notch talent with the goal of increasing Action’s distribution in our traditional U.S. markets and internationally. In addition, we are reinvigorating our brand marketing focus with a keen emphasis on consumer publicity, promotion, and meeting the increasing demands of a web-based marketplace.

High-Margin Sales Channels

We finished 2007 with our core retail dealers anticipating our new product lines. These dealers reported good holiday sales due in part to the media’s coverage concerning the safety of toys sold by large box mass-marts. Review of the data has indicated that specialty retail stores, chains, and independents, have become stronger and more skilled at operations. This industry momentum supports our strategy of using high-margin branded products and will lead us to anticipated growth from our targeted distribution channels.

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Product Line Growth

While we reduced general and administrative expenses in 2007 we invested in R&D to ensure strong new products for the 2008 holiday season. Our newest items include Play and Store™ brand 1-on-1 Sports™ Bitty Bucket™ line, co-branded I DIG® & Papo™ Adventures, Legend of the Dragon King and Treasure of the Scarlet Dragon, and our most timely new brand, Crazy for Cupcakes™.

Litigation Result & Liquidity

We recently received $5.6 million, in cash including interest, from rulings against Lung Cheong International Holdings Ltd., a large Chinese toy manufacturer, and related parties. The net proceeds, after legal fees, costs, and expenses, totaled approximately $3.23 million. With this one-time capital gain, we will reinvest this non-dilutive capital into the company’s future and help drive the critical growth initiatives we have outlined above.

In closing, I would like to stress that the new Action Products operates with one overriding goal: to increase shareholder value through the manufacture and sale of exceptional edutainment brands. By focusing on this goal, we will increase both the organic growth of the company while we assess additional growth opportunities through acquisitions that are accretive and aid in increasing the value of our intellectual properties. I believe the changes we have implemented thus far evidence our commitment to all APII stakeholders, including children, parents, and our shareholders.

Thank you for your support and I look forward to a good year.

Sincerely yours,

/s/ Ronald Kaplan
Ronald Kaplan
Chairman & CEO
Action Products International, Inc.

Safe Harbor Forward-Looking Statements: Statements contained in this letter that are not strictly historical are “forward-looking statements.” Such forward-looking statements are sometimes identified by words such as “intends,” “anticipates,” “believes,” “expects,” and “hopes.” The forward-looking statements are made based on information available as of the date hereof, and we assume no obligation to update such forward-looking statements. Such forward-looking statements involve risks and uncertainties that could cause Action Products’ actual results to differ materially from those in these forward-looking statements. Such risks and uncertainties include but are not limited to demand for our products and services, our ability to continue to develop markets, general economic conditions, our ability to secure additional financing for Action Products and other factors that may be more fully described in reports to shareholders and periodic filings with the Securities and Exchange Commission.

Contact:

Investor Communications

Jordan Silverstein

The Investor Relations Group: 212-825-3210

jsilverstein@investorrelationsgroup.com

Action Products International

Ron Kaplan: rkaplan@apii.com

Robert Burrows: rburrows@apii.com

407-660-7200

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